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                                                                    Exhibit 10.4
November 11, 1996

Mr. Arthur Hull Hayes
MediScience Associates, Inc.
Nelson Communications, Inc.
71 Elk Avenue
New Rochelle, NY 10804

Dear Mr. Hayes:

This letter serves to explain the stock option which was granted to you upon your election to the Board and which is a component of the Board of Directors compensation. Some of the goals of the plan include:

1. provide a reward to the Directors commensurate with the increase in shareholder value;

2.      avoid a taxable event to the Director at the time of grant or exercise;

3.      avoid a compensation charge to the company.

The following describes key terms of the options:

1. # of shares - 2, equal to .10% of the total outstanding shares of Premier as of the date of grant.

2. Exercise Price - equal to the stock price of Premier at the initial public offering.

3. Ability to exercise - options are exercisable seven years following the date of grant for a one month period. The option also becomes exercisable 180 days following an initial public offering if it occurs within seven years from the date of grant and will remain exercisable for a five year period. In addition, the option becomes exercisable for a one month period upon the sale of a majority interest in the business if it occurs before an IPO and within seven years from the date of grant.

4. Directors may exercise their options by payment in cash or stock of Premier.

5. Termination of options - options terminate within one month of a Board member's resignation or removal from office.

6. The number of option shares will be adjusted for stock splits or stock dividends.

Other limitations to exercising the options may be imposed by the underwriters and the Securities Exchange Commission.


Sincerely,


/s/   Joan Carter
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Joan Carter
Chairman of the Board

JC:kab